U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 20, 2007

LEXINGTON RESOURCES, INC.

(Exact Name of Small Business Issuer as Specified in its Charter)

NEVADA

(State or other Jurisdiction as Specified in Charter)

00-25455	88-0365453
(Commission file number)	(I.R.S. Employer Identification No.)

7473 West Lake Mead Road
Las Vegas, Nevada 89128

(Address of Principal Executive Offices)

702.382.5139

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIN REVIEW.

On approximately August 10, 2007, the Board of Directors of Lexington Resources, Inc., a Nevada corporation (the “Company”), determined as a result of review that the Company’s consolidated financial statements for the three-month period ended March 31, 2007 may have to be amended.

The officers of the Company discussed all issues with the Company’s independent registered public accounting firm and legal counsel and determined the Company’s consolidated financial statements need to be restated from those originally issued to reflect certain adjustments in connection with the accounting for payments made during the period on account of the contingent liability associated with the Company’s private placement financing completed during 2006. Therefore, the Quarterly Report on Form 10-QSB for the three-month period ended March 31, 2007 was amended due to a restatement of the consolidated financial statements for the three-month period ended March 31, 2007.

The restatement relates specifically to the accounting for payments made during the period on account of the estimated damages accruing to the investors relating to certain registration rights attached to the private placement financing. The payments made during the period totaling $75,960 were originally recorded as financing costs, however, this amount should have been recorded as a reduction of the estimated contingent liability and actual damages accrual.

The accompanying interim consolidated financial statements have been restated to reclassify this payment from a finance cost recorded in operations to a reduction of the accounts payable and accrued liabilities associated with the portion of actual damages accrued in connection with the overall estimated contingent liability.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements.

Incorporated by reference to Amendment No. 1 to Form 10-QSB for the three-month period ended March 31, 2007 filed with the Securities and Exchange Commission on August 20, 2007.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Lexington Resources, Inc.

Date: August 20, 2007	By:	/s/ Grant Atkins
Grant Atkins
President/CEO